UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

EVA LIVE INC.

(Exact Name Of Registrant As Specified In Its Charter)

Nevada	88-2864075
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2029 Century Park East, Suite # 400N Los Angeles, CA	90067
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.0001 par value	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

This Registration Statement on Form 8-A (this “8-A”) is being filed by Eva Live Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) in connection with the uplisting of its common stock, par value $0.0001 per share (the “Common Stock”), with The Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbol “GOAI.” The Common Stock is currently quoted on the OTCQB Marketplace under the symbol “GOAI.”

Item 1.	Description of Registrant’s Securities to be Registered

The following is a description of the Common Stock of the Company being registered hereunder.

Authorized and Issued Capital Stock

We have authorized capital stock consisting of 300,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock.

As of January 26, 2026, there were 31,342,285 shares of our common stock issued and outstanding.

Material Rights and Restrictions

This description does not purport to be a complete description of all the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our Articles of Incorporation and Bylaws, as amended, which are filed as exhibits to this Form 8-A as Exhibits 3.1, 3.2 , 3.3, and 3.4.

The holders of our Common Stock currently have (i) equal ratable rights to dividends from funds legally available, therefore, when, as, and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company (iii) do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto, and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Our Bylaws provide that at all meetings of the stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law or the Articles of Incorporation, a majority of the votes cast at a meeting of the stockholders shall be necessary to authorize any corporate action to be taken by vote of the stockholders. A “plurality” means the excess votes cast for one candidate over another. When there are more than two competitors for the same office, the person who receives the greatest number of votes has a plurality.

The Board of Directors is authorized to fix the number of shares of any preferred stock series and determine the designation of any such series. The Board of Directors is also authorized to determine or alter rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors initially fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series after the issue of shares of that series.

Item 2.	Exhibits

3.1	Articles of Incorporation
3.2	By-laws
3.3	Certificate of Amendment to the Articles of Incorporation
3.4	Certificate of Amendment to Bylaws

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Eva Live Inc.

Date: January 27, 2026	By:	/s/ David Boulette
	Name:	David Boulette
	Title:	President and CEO